UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 15, 2012

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices)      (Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On November 15, 2012 the Board of Directors of Blyth, Inc. (“Blyth”) approved the appointment of Robert B. Goergen, Jr. as President and Chief Operating Officer of Blyth.  Prior to this appointment, Mr. Goergen, Jr. was a Vice President of Blyth and he has been President, Direct Selling Group and President PartyLite Worldwide since January 2012.  Mr. Goergen Jr. will retain his responsibilities as President PartyLite Worldwide.

Mr. Goergen, Jr., 41 years old, joined Blyth in 2000, as director of our Internet strategy and e-business initiatives group, in which capacity he oversaw Blyth’s web-oriented initiatives and strategic technology investments.   From August 2002 he served as vice president of acquisitions and business development, overseeing our acquisition strategy and implementation.  In 2004, Mr. Goergen, Jr. was named President, Catalog & Internet Group.  Shortly thereafter, he assumed the additional responsibility for Blyth’s Wholesale businesses, merging them with the direct-to-consumer business in the newly formed Multi-Channel Group.  In this capacity, he oversaw the divestitures in Blyth’s strategic transformation to a direct-to-consumer business.  From September 2006 to December 2011, Mr. Goergen, Jr. served as president of the Multi-Channel Group and the corporate development group.  From 1995 to 1998, Mr. Goergen worked for McCann-Erickson Worldwide, primarily serving as an account director, where he oversaw e-commerce development and Internet marketing efforts for consumer products and services accounts.

Mr. Goergen, Jr. is the son of Robert B. Goergen, Chairman of the Board and Chief Executive Officer of Blyth, and Pamela M. Goergen, a director of Blyth.  Robert B. Goergen and Pamela M. Goergen are husband and wife.  Mr. Goergen, Jr. is the brother of Todd A. Goergen, the Chief Strategy Officer of ViSalus.  There are no other family relationships among any of the executive officers of Blyth.  There was no arrangement or understanding between Mr. Goergen, Jr. and any other persons pursuant to which Mr. Goergen, Jr. was selected as President and Chief Operating Officer of Blyth.

In August 2008, we signed a definitive agreement to purchase ViSalus Holdings, LLC (“ViSalus”), a direct seller of weight management products, nutritional supplements and energy drinks, through a series of investments.  In October 2008, we completed our initial investment and acquired a 43.6% equity interest in ViSalus for $13.0 million in cash, of which a total of $3.0 million was paid to Ropart Asset Management Fund, LLC and Ropart Asset Management Fund II, LLC (collectively, “RAM”).  Robert B. Goergen, Robert B. Goergen, Jr. and Todd A. Goergen are members of RAM .  In April 2011, we completed the second phase of the acquisition and increased our ownership to 57.5% for approximately $2.5 million, of which $1.0 million was paid to RAM.  In January, February and April 2012, we completed the third phase of the acquisition and increased our ownership to 72.7% for approximately $28.7 million in cash and the issuance of 681,324 unregistered shares of common stock valued at $14.6 million.  We paid $11.0 million in cash in the third phase to RAM.  In addition, we are required, subject to the conditions in the agreement, to make additional purchases of ViSalus’s equity interests to increase our ownership to 100.0%.

Mr. Goergen, Jr. presently owns directly approximately 0.1% of ViSalus.  In addition, Robert B. Goergen and Todd A. Goergen presently own directly approximately 2.4% and 0.8%, respectively, of ViSalus.  Prior to September 2012, they held their interests in ViSalus indirectly through their ownership interests in RAM.  In September 2012, RAM distributed its interests in ViSalus, including to the three of them.

In August 2012, Todd A. Goergen became the Chief Strategy Officer of ViSalus. His base salary is $500,000 and he has an annual target bonus opportunity equal to 100% of his base salary (with a maximum annual bonus opportunity equal to 200% of his base salary).

In July 2012, Blyth and ViSalus entered into a management services agreement whereby Blyth will provide certain administrative support services to ViSalus for what is believed to be an arm’s length price for such services.  The basis for determining the price for the services is on a cost recovery basis and requires ViSalus to pay for such services within 30 days of receipt of the invoice.  The agreement terminates on December 31, 2015, but can be amended by either party.  The estimated cost of services to be provided in 2012 will be approximately $0.7 million.

Blyth owns a $0.4 million investment through ViSalus that involves related parties.  RAM holds an approximately 5.5% interest in the investment.  In addition to this interest, RAM also has a significant influence on the management of the investee and representation on its board of managers.

ViSalus entered into an agreement with FragMob LLC in October 2011 that extends to December 31, 2012 and is renewable.  FragMob agreed to provide ViSalus with software development and hosting services for a mobile phone application that allows ViSalus’s promoters to access their ViNet distributor account information on their smart phones.  ViSalus paid $150,000 to FragMob for services provided beginning in March 2011 through December 31, 2011.  In March 2012, ViSalus added a second application, a credit card swiper for mobile phones, to the services provided by FragMob pursuant to the agreement.  On September 1, 2012, ViSalus and FragMob entered into a new revised agreement that extended the term to December 31, 2014 and revised certain terms of the agreement.  ViSalus paid total fees of $2.1 million to FragMob for the nine-month period ended September 30, 2012 for both services under the agreement.  FragMob is owned in part by RAM.

RAM paid $0.2 million to Blyth during the eleven-month transition period ended December 31, 2011 and $0.2 million for the nine-month period ended September 30, 2012 to sublet office space, which we believe approximates the fair market value for the rental period.

We had from August 2008 to July 2012 provided ViSalus with a $3.0 million revolving credit facility, which was repaid in full in March 2011.  Between December 2008 and October 2009, RAM and ViSalus’ three founders (the “founders”) made loans in the aggregate principal amount of $2.7 million to ViSalus, which bore interest at the rate of 10% per annum and that were repaid in full in July 2011.  In December 2009, ViSalus received a financing commitment from the founders and RAM for up to $1.2 million to fund its operations for 2010, $0.9 million of which was outstanding in March 2010.  The loan had a 10% interest rate.  In addition to the 10% interest, the loan required ViSalus to pay a further lump-sum interest payment at loan maturity at an interest cost of $0.6 million.  In April 2010, we loaned $0.3 million to ViSalus, which they used to repay part of the $0.9 million borrowed from the founders and RAM.  The loans made by RAM and the founders under the financing commitment and by us in April 2010 were due and repaid in full in February 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: November 20, 2012	By: /s/ Michael S. Novins
Name: Michael S. Novins Title: Vice President and General Counsel